Exhibit (h)(9)

FEE WAIVER/REIMBURSEMENT AGREEMENT

ALLIANCEBERNSTEIN L.P.
1345 Avenue of the Americas
New York, New York 10105

September 4, 2018

AB Variable Product Series Fund, Inc.

1345 Avenue of the Americas

New York, New York 10105

Dear Sirs:

AllianceBernstein L.P. herewith confirms our agreement with you as follows:

1.       You are an open-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). Pursuant to an Advisory Agreement dated as of July 22, 1992, as amended as of May 1, 1997, May 1, 2001, May 1, 2003, May 1, 2004, September 7, 2004, May 1, 2005, August 3, 2006, April 1, 2011, April 28, 2015, February 3, 2017 and January 30, 2018 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets with respect to AB International Growth Portfolio (the "Portfolio").

2.       We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall waive, as provided herein, a portion of the fees payable to us pursuant to the Advisory Agreement ("Advisory Fees") and/or bear expenses of the Portfolio in order to reduce total Portfolio operating expenses by 0.05% of the Portfolio's average daily net assets through May 1, 2020.

3.       Nothing in this Agreement shall be construed as preventing us from contractually or voluntarily limiting, waiving or reimbursing other of your expenses outside the contours of this Agreement during any time period before or after May 1, 2020; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after May 1, 2020 or, except as expressly set forth herein, prior to such date.

4.       This Agreement shall become effective on the date hereof and remain in effect until May 1, 2020 and shall continue thereafter from year to year unless otherwise terminated by us upon 60 days' notice prior to May 1, 2020 or the date of any subsequent yearly continuation of this Agreement.

5.       This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

ALLIANCEBERNSTEIN L.P.

By:	/s/ Emilie D. Wrapp
Emilie D. Wrapp Assistant Secretary

Agreed to and accepted

as of the date first set forth above.

AB Variable Product Series Fund, Inc.

By:	/s/ Stephen J. Laffey
Stephen J. Laffey Assistant Secretary